August 25, 2010

Financial Investors Variable Insurance Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Re:	Financial Investors Variable Insurance Trust, a Delaware statutory trust
(the “Trust”),
Registration Statement on Form N-14
filed with the Securities and Exchange Commission on August 25, 2010
(the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with the registration statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the shares (the “Shares”) of the Trust representing interests in the series listed in Exhibit A (each, a “Portfolio”) to be issued pursuant to certain Agreements and Plans of Reorganization (each, a “Reorganization Agreement”) by and between the Trust, on behalf of each Portfolio, and The Phoenix Edge Series Fund, on behalf of its series listed on Exhibit A, included as an exhibit to the Registration Statement.

In such connection, we have examined the Registration Statement, the Certificate of Trust, the Declaration of Trust, and the Bylaws of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid and non-assessable Shares of the Trust.

Financial Investors Variable Insurance Trust

August 25, 2010

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP

Exhibit A

Financial Investors Variable Insurance Trust

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio

The Phoenix Edge Series Fund

Phoenix Dynamic Asset Allocation Series: Moderate

Phoenix Dynamic Asset Allocation Series: Moderate Growth

Phoenix Dynamic Asset Allocation Series: Growth

Phoenix Dynamic Asset Allocation Series: Aggressive Growth